Exhibit 3.1

AMENDED AND RESTATED BYLAWS

OF

SMITH & WESSON BRANDS, INC.

Effective as of March 20, 2024

ARTICLE I — OFFICES

The Corporation may have offices at such places within and without the State of Nevada as the Board of Directors may, from time to time, determine or the business of the Corporation may require.

ARTICLE II — MEETING OF STOCKHOLDERS

Section 1 — Annual Meetings.

Annual meetings of stockholders shall be held at such date and time as the Board of Directors may from time to time fix; provided, however, that each annual meeting shall be held within 15 months of the date of the preceding annual meeting. At such meetings directors shall be elected, reports of the affairs of the Corporation shall be considered, and any other business may be transacted that is within the powers of the stockholders.

Section 2 — Special Meetings.

(a) Special meetings of the stockholders may be called at any time by (i) the majority of the Board of Directors, (ii) the Chairman of the Board, (iii) the President, (iv) stockholders who have complied in all aspects with Section 2(b) or (v) as otherwise authorized by law. Subject to these bylaws, any special meeting shall be held at such time and place, if any, within or without the State of Nevada as may be designated by the Board of Directors.

(b) Subject to the provisions of these bylaws, if the Corporation timely receives valid Special Meeting Requests (as defined below) from one or more stockholders owning at least the Requisite Percentage (as defined below), the Board of Directors will call a special meeting requested by stockholders (a “Stockholder-Requested Special Meeting”). In fixing a date and time for a Stockholder-Requested Special Meeting, the Board of Directors may consider factors it deems relevant in the exercise of business judgment, including the nature of the matters to be considered, the facts and circumstances surrounding the request for the special meeting, and any plan of the Board of Directors to call an annual or special meeting. The business conducted at a Stockholder-Requested Special Meeting is limited to the purpose or purposes set forth in the notice of special meeting delivered by the Board of Directors in accordance with Section 4 herein; provided, however, that nothing herein prohibits the Board of Directors from submitting additional matters to stockholders at a Stockholder-Requested Special Meeting. The Secretary will determine in good faith whether the requirements in these bylaws have been satisfied, and that determination will be binding on the Corporation and its stockholders. For purposes of this Section 2, “own” is defined in Section 9(c) herein.

(1) In order to submit a valid Special Meeting Request, a stockholder must own common stock of the Corporation (a “Requesting Stockholder”).

(2) The Board of Directors is not required to call or hold a Stockholder-Requested Special Meeting unless the Corporation receives valid Special Meeting Requests from Requesting Stockholders owning, individually or in the aggregate, at least 25% of the outstanding common stock of the Corporation (the “Requisite Percentage”).

(3) To be valid, a written request from a stockholder to call a special meeting (a “Special Meeting Request”) must be signed and dated by the Requesting Stockholder or duly authorized representative of the Requesting Stockholder; must be addressed to the Secretary and received at the principal executive offices of the Corporation by registered mail, return receipt requested, or other delivery service with tracking capabilities; and must include:

(A) the name and address, as they appear on the Corporation’s books, of the Requesting Stockholder, or in the case of beneficial ownership, a written statement from the record holder demonstrating the Requesting Stockholder’s ownership;

(B) documentary evidence from the Requesting Stockholder sufficient to satisfy the requirements of 17 CFR 240.14a-8(b)(2) specifying the number of shares of common stock of the Corporation that the Requesting Stockholder owns as of the day the Special Meeting Request is submitted (“Request Date”);

(C) an acknowledgement by the Requesting Stockholder that (i) a disposition of shares of common stock owned as of the Request Date made at any time prior to the date of the Stockholder-Requested Special Meeting will constitute a revocation of the Special Meeting Request with respect to the disposed shares; and (ii) if the Requesting Stockholder or a duly authorized representative of the stockholder does not appear or designate a representative to appear at the Stockholder-Requested Special Meeting to present business, the proposed business will not be transacted, notwithstanding that proxies in respect of the vote might have already been received by the Corporation;

(D) a statement of the specific purpose or purposes of the Stockholder-Requested Special Meeting, any material interest of the Requesting Stockholder in the specific purpose or purposes of the meeting, and the business proposed to be conducted at the meeting;

(E) a representation as to whether the Requesting Stockholder intends to or is part of a group that intends to solicit proxies from stockholders in support of the proposed business; and

(F) an undertaking that (i) the Requesting Stockholder will continue to own at least the number of shares reflected in the Special Meeting Request through date of the Stockholder-Requested Special Meeting; (ii) the Requesting Stockholder will promptly notify the Secretary at the principal executive offices of the Corporation upon any decrease in ownership occurring between the Request Date and the date of the Stockholder-Requested Special Meeting; and (iii) the facts, statements and other information in all communications with the Corporation and its stockholders are and will be true and correct in all material respects and will not omit a fact necessary in order to make the communications made, in light of the circumstances under which they were made, not misleading.

(4) In determining whether a Stockholder-Requested Special Meeting has been properly requested by stockholders who own in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same matters proposed to be acted on at such meeting (as determined in good faith by the Secretary), and (ii) the Special Meeting Requests have been delivered to the Secretary within 60 days of the date of the earliest dated Special Meeting Request.

(5) A Requesting Stockholder may revoke a Special Meeting Request at any time by delivering a written revocation to the Secretary. A Special Meeting Request will be deemed revoked (i) with respect to any shares of common stock that the Requesting Stockholder ceases to own at any time prior to the Stockholder-Requested Special Meeting, and (ii) if the Corporation does not receive Special Meeting Requests from the Requisite Percentage within 60 days of the date of the earliest dated Special Meeting Request. Deemed revocation will be determined in good faith by the Board of Directors, and the determination will be conclusive and binding on the Corporation and its stockholders. The Board of Directors may in its sole discretion cancel a previously called Stockholder-Requested Special Meeting if, at any time after such meeting has been called but before such meeting occurs, all valid and unrevoked Special Meeting Requests are from stockholders owning less than the Requisite Percentage.

(6) Notwithstanding the foregoing, the Board of Directors will not be required to call a Stockholder-Requested Special Meeting if:

(A) the Special Meeting Request does not comply with these bylaws;

(B) the Corporation does not receive valid, timely Special Meeting Requests from stockholders owning the Requisite Percentage;

(C) the Board of Directors, the Chairman of the Board or the President has called or calls an annual or special meeting of stockholders to be held not later than 90 days after the date the Corporation receives Special Meeting Requests from stockholders owning the Requisite Percentage (the “Delivery Date”);

(D) the Delivery Date is during the period commencing 120 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;

(E) the Special Meeting Request contains an identical or substantially similar item of business, as determined in good faith by the Board of Directors in its sole and absolute discretion, which determination shall be conclusive and binding on the Corporation and its stockholders (a “Similar Item”) was presented at a meeting of stockholders held not more than 12 months before the Special Meeting Request is received by the Secretary;

(F) the Special Meeting Request contains a Similar Item that was included in a notice from the Corporation to be brought before a meeting of stockholders that has been called but not yet held;

(G) the Special Meeting Request relates to an item of business that is not a proper subject for action by the stockholders of the Corporation, including under the Corporation’s Certificate of Incorporation, these bylaws or applicable law; or

(H) the request was made in a manner that involved a violation of applicable law, including any regulation promulgated by the U.S. Securities and Exchange Commission (the “SEC”).

(7) Stockholder nominations of a person for election as a director at a special meeting called for the purpose of electing directors must be made in accordance with the procedures set forth in Section 7(b) herein.

Section 3 — Place of Meetings.

All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other places as shall be designated in the notices or waivers of notice of such meetings. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 78.320(4) of the Nevada Revised Statutes (“NRS”).

Section 4 — Notice of Meetings.

(a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be delivered that shall state the place, if any, date, and hour of the meeting; the means of remote communications, if any; and, except in the case of the annual meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Notice may be delivered by any means permitted by law. If mailed, such notice shall be directed to the stockholder at the stockholder’s address as it appears on the records of the Corporation.

(b) Attendance at a meeting of stockholders, in person or by proxy, constitutes a waiver of notice of the meeting, except when the stockholder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on grounds that the meeting is not lawfully called or convened.

Section 5 — Quorum.

(a) The presence in person or by proxy of the persons entitled to vote a majority of the voting shares at any meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

(b) Despite the absence of a quorum at any annual or special meeting of stockholders, the stockholders, by a majority of the votes cast by the holders of shares entitled to vote thereat, may adjourn the meeting. At any such adjourned meeting at which a quorum is present, any business may be transacted at the meeting as originally called if a quorum had been present.

Section 6 — Voting.

(a) Unless otherwise provided in the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), or in the resolution providing for the issuance of the stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock standing in such stockholder’s name on the records of the Corporation.

(b) Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after six months from its date, unless coupled with an interest, or unless the proxy provides for a longer period, which in no case shall exceed seven years from the date of its execution. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable, in the case of a meeting of stockholders, by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary.

(c) Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine.

(d) Except with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause (as provided for in Section 9 of Article III of these bylaws), each director shall be elected by a majority of the votes cast with respect to the nominee for election to the Board of Directors at each meeting of stockholders at which directors are to be elected and a quorum is present; provided, however, that the directors shall be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected, a quorum is present and a stockholder or stockholders of the Corporation has or have (i) nominated one or more individuals for election to the Board of Directors in compliance with Section 7 of these bylaws such that the number of nominees for election to the Board of Directors exceeds the number of open seats and (ii) not withdrawn such nomination or nominations on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting to the stockholders. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Articles of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority of the votes cast. For purposes of these bylaws, “majority of the votes cast” shall mean that the number of shares voted “for” a nominee for election to the Board of Directors or any other election or question exceeds the votes cast “against” such nominee or other election or question, respectively, and, in all events, “votes cast” shall not include abstentions or broker non-votes.

(e) No action required or permitted to be taken by the stockholders of the Corporation may be effected by any consent in writing in lieu of a meeting.

Section 7 — Notice of Stockholder Business and Nominations.

(a)

(1) Nominations of one or more persons for election to the Board of Directors (each, a “Nomination,” and more than one, “Nominations”) and the proposal of business other than Nominations to be considered by the stockholders (“Business”) may be made at an annual meeting of stockholders only:

(A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations;

(B) by or at the direction of the Board of Directors;

(C) by any stockholder who was a stockholder of record of the Corporation at the time the notice provided for in this Section 7 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the provisions set forth in this Section 7(a); or

(D) by an Eligible Stockholder pursuant to Section 9.

(2) For Nominations or Business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 7, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any proposed Business must constitute a proper subject for stockholder action under applicable law. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Such stockholder’s notice shall set forth:

(A) as to each Nomination to be made by such stockholder:

(i) the name, age, business address and residence address of the individual subject to such Nomination;

(ii) all other information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case, pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the Corporation;

(iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder giving the notice or the beneficial owner, if any, on whose behalf the Nomination is made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and the individual subject to such Nomination, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act if such stockholder or such beneficial owner, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such item and the individual subject to such Nomination were a director or executive officer of such registrant; and

(iv) such person’s written consent to being named as a nominee in a proxy statement and other proxy materials relating to such election of directors and to serving as a director, if elected;

(B) as to the Business that the stockholder proposes to bring before the meeting, a brief description of the Business, the text of the proposed Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such Business at the meeting and any material interest in such Business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Business is made:

(i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner;

(ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner;

(iii) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination or Business;

(iv) a representation as to whether such stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any other person acting in concert therewith, intends to or is part of a group that intends to:

(x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares of stock required to approve or adopt the Business or elect the nominee subject to the Nomination;

(y) otherwise solicit proxies from stockholders of the Corporation in support of such Business or Nomination; and/or

(z) solicit the holders of at least the percentage of the Corporation’s outstanding shares of stock entitled to vote on the election of directors as required pursuant to Rule 14a-19 under the Exchange Act in support of any person the stockholder proposes to nominate for the election or reelection to the Board of Directors, other than the Corporation’s director nominees;

(v) a description of any agreement, arrangement or understanding with respect to the Nomination or Business between or among the stockholder or the beneficial owner, if any, on the one hand, and any of their respective affiliates and associates, or any other person acting in concert therewith, on the other hand, including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable);

(vi) a description of any agreement, arrangement or understanding (including, without limitation, with respect to any profit interests, options, hedging transactions, borrowed or loaned shares, or other derivative positions) that has been entered into as of the date of the notice by, or on behalf of, the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any other person acting in concert therewith, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s capital stock, or to maintain, increase or decrease the voting power of the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any other person acting in concert therewith, with respect to shares of the Corporation (any such agreement, arrangement or understanding, a “Derivative Instrument”);

(vii) a description of the terms of, and the number of shares subject to, any short interest in any securities of the Corporation in which the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any other person acting in concert therewith, has an interest (for purposes of these bylaws, a person shall be deemed to have a short interest in a security if the person or any of its affiliates and associates, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(viii) a description of any proportionate interest in the shares of the Corporation or any Derivative Instrument held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any other person acting in concert therewith, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, of such general or limited partnership or similar entity or is the manager or managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(ix) a description of the terms of any performance-related fees (other than asset-based fees) that the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any other person acting in concert therewith, is entitled to based on any increase or decrease in the value of shares of the Corporation or any Derivative Instruments; and

(x) a description of (x) any significant equity interest of the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any other person acting in concert therewith, in a competitor of the Corporation and (y) any direct or indirect pecuniary interest of the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any other person acting in concert therewith, in any material contract with a competitor of the Corporation; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of such stockholder’s intention to present such Business at an annual meeting of stockholders of the Corporation in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders.

(3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 7 to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement naming the nominees for election to the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by paragraph (a)(2) of this Section 7 shall also be considered timely, but only with respect to nominees for election to the new directorships, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(b) Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before such meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders at which directors are to be elected:

(i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) as aforesaid; or

(ii) in the event a special meeting is called for the purpose of electing one or more directors to the Board of Directors, by any stockholder of the Corporation who is entitled to vote at the meeting with respect to the election of directors, who complies with the provisions set forth in this paragraph (b), and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation as provided for in this Section 7.

In the event that a special meeting of stockholders of the Corporation is called for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may make a Nomination or Nominations (as the case may be) of one or more persons (as the case may be) for election to such position(s) specified in the Corporation’s notice of meeting, if the stockholder’s notice as required by paragraph (a)(2) of this Section 7 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)

(1) To be eligible to be a nominee for initial election as a director of the Corporation pursuant to this Section 7 at any annual or special meeting of stockholders, an individual must complete and deliver (within the time period specified in this Section 7 for delivery of a stockholder’s notice), to the Secretary at the principal offices of the Corporation, a written questionnaire providing information with respect to the background, experience and qualifications of such individual and the background of any other person on whose behalf the Nomination is being made, together with a written representation and agreement of such person (the questionnaire, representation and agreement to be in the form provided by the Secretary upon written request) that such person:

(A) is not and will not become a party to, and is not and will not be bound by: (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such individual, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not be disclosed to the Corporation, or (ii) any Voting Commitment or other contractual arrangement or fiduciary capacity that could limit or interfere with such individual’s ability to comply, if elected as a director of the Corporation, with such individual’s fiduciary duties under applicable law;

(B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, indemnification or advancements in connection with any service, action or omission in his or her capacity as a director of the Corporation that has not been disclosed to the Corporation;

(C) is not and will not become a party to any Derivative Instrument, and does not and will not acquire any short interest in any securities of the Corporation, in each case, that has not been disclosed to the Corporation; and

(D) in his or her individual capacity and for and on behalf of any person on whose behalf the Nomination is being made, will be in compliance, if elected as a director of the Corporation, and will comply with, applicable law and all applicable publicly disclosed corporate governance, business conduct, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation (and that, to evidence such individual’s undertaking and commitment to so comply, such individual will enter into all such agreements and instruments that the Corporation requires of each of its directors).

(2) At the request of the Corporation, the individual subject to a Nomination must promptly, but in any event within five business days of such request, submit any additional completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as it may reasonable request in order for the Corporation to comply with its disclosure obligations under applicable law or, as of the date on which the stockholder’s notice of Nomination of such individual was delivered or a date subsequent thereto, determine whether the stockholder giving such stockholder’s notice satisfies the requirements of this Section 7 or ascertain whether the individual subject to a Nomination is eligible for nomination pursuant to this Section 7. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each individual subject to a Nomination is qualified and suitable to serve as a director of the Corporation, eligible to serve as an “independent director” or “audit committee financial expert” of the Corporation under applicable law, securities exchange rule or regulation or any publicly disclosed corporate governance guideline or committee charter of the Corporation, and such other information as could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such individual. If such individual fails to furnish such requested information, such Nomination shall not be considered made in compliance with this Section 7 and shall be disregarded and shall not be considered at the meeting of stockholders before which such Nomination is proposed to be brought.

(3) Only persons who are nominated in accordance with the provisions set forth in this Section 7 or Section 9, as applicable, shall be eligible for election as directors of the Corporation at a meeting of stockholders, and only such Business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the provisions set forth in this Section 7.

(4) Except as otherwise provided by law, the Articles of Incorporation, or this Section 7, the chairman of the meeting shall have the power and duty to determine whether a Nomination or any Business proposed to be brought before the meeting pursuant to this Section 7 was made or proposed, as the case may be, in accordance with the provisions set forth in this Section 7 and, if any proposed Nomination or Business is not in compliance with this Section 7, to declare that such defective Nomination or Business shall be disregarded and not be considered or transacted. Notwithstanding the foregoing provisions of this Section 7, if the stockholder (or a qualified representative of such stockholder) does not appear at the meeting of stockholders of the Corporation to present a Nomination or Business pursuant to this Section 7, such Nomination or Business shall be disregarded and such Nomination or Business shall not be considered or transacted, notwithstanding that the Nomination or Business is set forth in the notice of meeting or other proxy materials or that proxies or votes in respect of such Nomination or Business may have been received by the Corporation.

(5) For purposes of this Section 7 and Section 9, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(6) A stockholder shall promptly update and supplement its notice of any Nomination or other Business proposed to be brought before a meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 7 shall be true, correct, and complete in all material respects (including disclosure of all material facts necessary to make the statements made, in light of the circumstances under which they were made not misleading) (i) as of the record date for the meeting, (ii) as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and (iii) with respect to the representation required pursuant to Section 7(a)(2)(C)(iv) as of immediately prior to the meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation (x) in the case of the update and supplement required to be made as of the record date, not later than five business days after the record date for the meeting; (y) in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof, not later than eight business days prior to the date for the meeting, (z) in the case of any information provided pursuant to this Section 7(c)(6)(iii), on the first practicable date prior to the meeting or any adjournment or postponement thereof; it being understood that providing any such update and supplement shall not be deemed to cure any defect or limit the Corporation’s right to omit a director nominee from its form of proxy as provided in this Section 7.

(7) The number of nominees a stockholder may nominate for election at the annual meeting or a special meeting at which directors are to be elected (or in the case of one or more stockholders giving the notice on behalf of a beneficial owner, the number of nominees such stockholders may collectively nominate for election at such meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting, and no stockholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in Section 7(a).

(8) Notwithstanding anything to the contrary in these bylaws, unless otherwise required by applicable law, if any stockholder (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide documentation reasonably satisfactory to the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the Nomination shall be disregarded and no vote on the election of such proposed nominee shall occur, notwithstanding that the Nomination is set forth in the notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of the election of such proposed nominee may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder shall deliver to the Secretary, no later than five business days prior to the applicable meeting date, documentation reasonably satisfactory to the Corporation that the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act have been satisfied.

(9) Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

(10) Notwithstanding the foregoing provisions of this Section 7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 7.

Nothing in this Section 7 shall be deemed to affect any rights:

(i) of stockholders to request inclusion of proposals in the Corporation’s proxy materials with respect to a meeting of stockholders pursuant to Rule 14a-8 under Exchange Act (to the extent the Corporation or such proposals are subject to Rule 14a-8); or

(ii) of the holders of any outstanding series of Preferred Stock or any other outstanding series or class of stock as set forth in the Articles of Incorporation to elect directors under specified circumstances or to consent to specific actions taken by the Corporation.

Section 8 — Presiding Officer; Order of Business; Conduct of Meeting.

(a) Meetings of the stockholders shall be presided over by such person as shall be designated by the Board of Directors or if no designation is made, then by the Chairman of the Board, or in his or her absence or if there is no Chairman of the Board, then the President. Unless the chairman of the meeting appoints another person to act as secretary of the meeting, the Secretary of the Corporation, or in the Secretary’s absence, an Assistant Secretary of the Corporation, shall act as secretary of the meeting.

(b) Subject to the following, meetings of stockholders shall generally follow accepted rules of parliamentary procedure:

(1) The chairman of the meeting shall have absolute authority over matters of procedure, and there shall be no appeal from the ruling of the chairman. If the chairman, in absolute discretion, deems it advisable to dispense with the rules of parliamentary procedure as to any one meeting of stockholders or a part thereof, the chairman shall so state and shall clearly state the rules under which the meeting or appropriate part thereof shall be conducted.

(2) If disorder shall arise which prevents continuation of the legitimate business of the meeting, the chairman may quit the chair and announce the adjournment of the meeting; and upon his so doing, the meeting is immediately adjourned.

(3) The chairman may ask or require that anyone not a bona fide stockholder or proxy holder leave the meeting.

(4) Unless the chairman dispenses with the following rule of parliamentary procedure, a resolution or motion shall be only considered for a vote if proposed by a stockholder (or a qualified representative of a stockholder), and seconded by an individual, who is a stockholder (or a qualified representative of a stockholder), other than the individual who proposed the resolution or motion.

Section 9 — Proxy Access for Director Nominations.

(a) The Corporation shall include in its proxy statement and/or on its form of proxy or ballot (collectively, “proxy materials”) for an annual meeting of stockholders the name of, and the Required Information (as defined below) relating to, any nominee for election or reelection to the Board of Directors who satisfies the eligibility requirements set forth in this Section 9 (a “Stockholder Nominee”) and who is identified in a notice (a “Proxy Access Notice”) that complies with clauses (A) and (C) of Section 7(a)(2) and that in addition complies with Section 9(f) and that is timely delivered pursuant to Section 9(g) by a stockholder or a group of no more than twenty stockholders (each, a “Holder”) who:

(1) expressly elects at the time of delivering the Proxy Access Notice to have such Stockholder Nominee included in the Corporation’s proxy materials;

(2) as of both the date of the Proxy Access Notice and the record date for determining stockholders entitled to vote at the annual meeting of stockholders, (A) owns of record, or is acting on behalf of one or more beneficial owners who own (in each case, as defined in Section 9(c)) a number of shares that represents at least 3% of the outstanding shares of the Corporation entitled to vote in the election of directors as of the most recent date for which such amount is disclosed in any filing by the Corporation with the SEC prior to the submission of the Proxy Access Notice (the “Required Shares”) and (B) has owned of record, or is acting on behalf of one or more beneficial owners who have owned (in each case, as defined in Section 9(c)) continuously the Required Shares (as adjusted for any stock splits, stock dividends, or similar events) for at least the three-year period preceding the date of the Proxy Access Notice, and must continue to hold the Required Shares through the annual meeting date; and

(3) satisfies the additional requirements set forth in these bylaws (such Holder, or such group of Holders, collectively, an “Eligible Stockholder”).

For the avoidance of doubt, in the event of a nomination by a group of Holders that together constitutes an Eligible Stockholder, any and all requirements and obligations for an individual Eligible Stockholder set forth in this Section 9, including the minimum holding period, shall apply to each member of such group (each, a “Constituent Holder”), provided that the Required Shares shall be owned by the group of Holders in the aggregate. Should any Holder withdraw from a group of Holders constituting an Eligible Stockholder at any time prior to the annual meeting of stockholders, the remaining Holders shall be deemed to own only the shares owned by the remaining members of the group in determining if the group of Holders continues to constitute an Eligible Stockholder.

(b) For purposes of satisfying the ownership requirement under Section 9(a):

(1) the outstanding shares of the Corporation owned by one or more Holders may be aggregated, provided that the number of Holders whose ownership of shares is aggregated for such purpose shall not exceed twenty;

(2) a group of investment funds under common management and investment control shall be treated as one Holder for the purpose of determining the aggregate number of Holders in clause (1) of this Section 9(b), provided that each such investment fund otherwise meets the requirements set forth in this Section 9; and

(3) two or more persons that would be deemed to be beneficial owners of the same outstanding shares of the Corporation under Rule 13d-3 (or any successor Rule) promulgated under the Exchange Act shall be treated as one Holder for the purpose of determining the aggregate number of Holders in clause (1) of this Section 9(b).

(c) For purposes of this Section 9, a Holder “owns” only those outstanding shares of the Corporation as to which the Holder possesses both;

(1) the full voting and investment rights pertaining to the shares; and

(2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares:

(i) sold by such Holder or any of its affiliates in any transaction that has not been settled or closed (including any short sale);

(ii) borrowed by such Holder or any of its affiliates for any purposes or purchased by such Holder or any of its affiliates pursuant to an agreement to resell; or

(iii) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of:

(A) reducing in any manner, to any extent or at any time in the future, such Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares; and/or

(B) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such Holder or affiliate.

A Holder “owns” shares held in the name of a nominee or other intermediary so long as the Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A Holder’s ownership of shares shall be deemed to continue during any period in which the Holder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the Holder. A Holder’s ownership of shares shall be deemed to continue during any period in which the Holder has loaned such shares, provided that the Holder has the power to recall such loaned shares on no more than five business days’ notice and recalls such loaned shares back to its own possession not more than five business days after being notified that its Stockholder Nominee will be included in the Corporation’s proxy material for the relevant annual meeting and holds the recalled shares through date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors. For purposes of Section 7 and this Section 9, the terms “affiliate” or “affiliates” and “associate” or “associates” shall have the respective meanings ascribed thereto under the General Rules and Regulations promulgated under the Exchange Act.

(d) No shares may be attributed to more than one group of Holders constituting an Eligible Stockholder under this Section 9, and no Holder may be a member of more than one group of Holders constituting an Eligible Stockholder under this Section 9 per each annual meeting of stockholders.

(e) For purposes of this Section 9, the “Required Information” that the Corporation will include in its proxy statement is:

(1) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy materials by the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; and

(2) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words, in support of its Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy materials for the annual meeting (the “Statement”).

The Corporation will also include the name of the Stockholder Nominee in its proxy card. Notwithstanding anything to the contrary contained in this Section 9, the Corporation may omit from its proxy materials, or may require the Eligible Stockholder to supplement or correct, any information, including all or a portion of any Statement, if the Corporation in good faith believes:

(A) such information is not true and correct in all material respects or omits to state a material statement necessary to make the statements therein not misleading;

(B) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person;

(C) the inclusion of such information would violate any applicable law or regulation; or

(D) the inclusion of such information would impose a material risk of liability to or upon the Corporation.

Nothing in this Section 9 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements or other information relating to any Eligible Stockholder or Stockholder Nominee.

(f) The Proxy Access Notice shall set forth the information required under clauses (A) and (C) of Section 7(a)(2) of these bylaws with respect to the Eligible Stockholder (including each Constituent Holder) and each Stockholder Nominee, as applicable, and in addition shall set forth or include the following:

(1) a copy of the Schedule 14N that has been or is concurrently filed with the SEC under Rule 14a-18 promulgated under the Exchange Act;

(2) the details of any relationship not disclosed in the Schedule 14N that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(3) the name and address of the Eligible Stockholder (including each Constituent Holder);

(4) an executed written agreement by the Eligible Stockholder (including each Constituent Holder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:

(i) with respect to the Eligible Stockholder (including each Constituent Holder), a representation and warranty as to the number of shares of the Corporation it owns and has owned (as defined in Section 9(c)) continuously for at least three years as of the date of the Proxy Access Notice and an agreement to continue to own the Required Shares through the date of the annual meeting, which statement shall also be included in the written statements set forth in Item 4 of the Schedule 14N filed by the Eligible Stockholder with the SEC, and a representation and warranty that it intends to continue to satisfy the eligibility requirements described in this Section 9 through the date of the annual meeting;

(ii) the Eligible Stockholder’s agreement to provide (A) written statements from the record holder and intermediaries as required under Section 9(h) verifying the Eligible Stockholder’s continuous ownership of the Required Shares, such statements to be delivered within five business days after the date of the Proxy Access Notice and as of the business day immediately preceding the date of the annual meeting, and (B) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the annual meeting;

(iii) the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each Constituent Holder and their respective affiliates and associates):

(A) did not acquire the Required Shares with the intent to change or influence control at the Corporation, and does not presently have such intent;

(B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee being nominated pursuant to this Section 9;

(C) has not engaged and will not engage in a “solicitation,” and has not been and will not be a “participant” in another person’s “solicitation,” in each case, within the meaning of Rule 14a-1(l) (or any successor Rule) promulgated under the Exchange Act, in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board of Directors; and

(D) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(iv) the Eligible Stockholder’s (including each Constituent Holder’s) agreement to:

(A) assume all liability stemming from any legal or regulatory violation arising out of any statements or communications made by the Eligible Stockholder (or any Constituent Holder) to the Corporation, its stockholders or any other persons in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice;

(B) indemnify and hold harmless (jointly with all other Constituent Holders, in the case of a group of Holders constituting an Eligible Stockholder) the Corporation and each of its directors, officers and employees, individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of the Eligible Stockholder’s (or any Constituent Holder’s) actions, including the provision of any information in the Proxy Access Notice or any other communication by the Eligible Stockholder (including with respect to any Constituent Holder) with the Corporation, in connection with any nomination submitted by the Eligible Stockholder (or any Constituent Holder) pursuant to this Section 9;

(C) in the event that any information in the Proxy Access Notice, or any other communication by the Eligible Stockholder (including with respect to any Constituent Holder) with the Corporation, its stockholders or any other person in connection with the Nomination or election (including, without limitation, the Statement) ceases to be true and correct in all material respects or omits to state a material fact necessary to make the statements made therein not misleading, or the Eligible Stockholder (including any Constituent Holder) discovers that it has failed to continue to satisfy the eligibility requirements described in this Section 9, promptly (and in any event within 48 hours of discovering such misstatement, omission or failure to satisfy eligibility) notify the Corporation and any other recipient of such misstatement or omission and of the information required to correct the misstatement or omission, or of such failure to satisfy eligibility;

(D) comply with all other laws and regulations applicable to the Eligible Stockholder (or any Constituent Holder) in connection with any solicitation in connection with the annual meeting;

(E) file all materials described below in Section 9(h)(3) with the SEC, regardless of whether any such filing is required under Regulation 14A promulgated under the Exchange Act or whether any exemption from filing is available for such materials under Regulation 14A; and

(F) provide to the Corporation prior to the annual meeting such additional information as may be reasonably requested by the Corporation in order for the Corporation to comply with its disclosure obligations under applicable law, determine the Eligible Stockholder’s satisfaction of the requirements of this Section 9 and ascertain the Stockholder Nominee’s eligibility for nomination pursuant to this Section 9;

(5) with respect to each Stockholder Nominee:

(A) a list of all positions held by the Stockholder Nominee as an officer or director of any competitor (as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended (the “Clayton Act”)), within the three years preceding the submission of the Proxy Access Notice; and

(B) a completed and signed questionnaire, representation and agreement required by Section 9(i) (and the Corporation may require the Stockholder Nominee to furnish other such information as may be reasonably required by the Corporation to determine the eligibility of such individual to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independent or lack thereof, of such individual); and

(6) in the case of a nomination by a group of Holders that together constitute an Eligible Stockholder, the designation by all Constituent Holder of one Constituent Holder that is authorized to act on behalf of all such Constituent Holders with respect to the nomination and matters related thereto, including any withdrawal of the nomination.

The information and documents required by this Section 9(f) shall be: (i) provided with respect to and executed by each Constituent Holder; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Stockholder Nominee or Constituent Holder that is an entity. The Proxy Access Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 9(f) (other than such information and documents contemplated to be provided after the date the Proxy Access Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(g) To be timely under this Section 9, the Proxy Access Notice must be received by the Secretary of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is scheduled more than 30 days prior to or more than 60 days following the anniversary of the preceding year’s annual meeting, the Proxy Access Notice, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the giving of the Proxy Access Notice as described above.

(h) An Eligible Stockholder (including each Constituent Holder) must:

(1) within five business days after the date of the Proxy Access Notice, and on the last business day immediately prior to the date of the annual meeting, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, verifying that the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares;

(2) include in the written statements provided pursuant to Item 4 of Schedule 14N filed with the SEC a statement certifying that it owns and continuously has owned, as defined in Section 9(c), the Required Shares for at least three years;

(3) file with the SEC any solicitation or other communication relating to the annual meeting at which any Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A promulgated under the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A; and

(4) as to any group of investment funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five business days after the date of the Proxy Access Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control.

(i)

(1) To be eligible to be a nominee for election or reelection by an Eligible Stockholder pursuant to this Section 9, a Stockholder Nominee must complete and deliver (within the time period specified in Section 9(g) for delivery of the Proxy Access Notice), to the Secretary at the principal offices of the Corporation, a written questionnaire providing information with respect to the background, experience and qualifications of such person and the background of any other person on whose behalf the Nomination is being made, together with a written representation and agreement of such person with respect to the matters described in clauses (A) through (D) of subsection (1) of Section 7(c).

(2) At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five business days of such request, submit any additional completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as it may reasonably request in order for the Corporation to comply with its disclosure obligations under applicable law or, as of the date on which the Proxy Access Notice was delivered or a date subsequent thereto, determine whether the Eligible Stockholder satisfies the requirements of this Section 9 or ascertain whether the Stockholder Nominee is eligible for nomination pursuant to this Section 9. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each Stockholder Nominee is qualified and suitable to serve as a director of the Corporation, eligible to serve as an “independent director” or “audit committee financial expert” of the Corporation under applicable law, securities exchange rule or regulation or any publicly disclosed corporate governance guideline or committee charter of the Corporation, and such other information as could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such individual. If such individual fails to furnish such requested information prior to the last day on which a Proxy Access Notice would be timely, such Nomination shall not be considered made in compliance with this Section 9, the Corporation may omit from its proxy materials such Stockholder Nominee, and such Nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies or votes in respect of such Nomination may have been received by the Corporation.

(j) Notwithstanding anything to the contrary contained in this Section 9, the Corporation may omit from its proxy materials any Stockholder Nominee, and such Nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies or votes in respect of such Nomination may have been received by the Corporation, and a stockholder may not, after the last day on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if:

(1) the Secretary of the Corporation receives notice pursuant to Section 7(a) of these bylaws that a stockholder intends to nominate a person for election to the Board of Directors, which stockholder does not elect to have its nominee(s) included in the Corporation’s proxy materials pursuant to this Section 9;

(2) the Eligible Stockholder has engaged in (A) an exempt solicitation as described in Rule 14a-2(b) promulgated under the Exchange Act or (B) any communication, as described in Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act, stating how the Eligible Stockholder intends to vote at the annual meeting and the reasons therefor (in each case, other than with respect to such Eligible Stockholder’s Stockholder Nominee(s) or any nominee(s) of the Board of Directors);

(3)

(A) the Eligible Stockholder fails to include in the Proxy Access Notice or otherwise provide to the Corporation, or the Stockholder Nominee fails to include in the written questionnaire, representation or agreement required by Section 9(i) or otherwise provide to the Corporation (in each case, within the time period specified in Section 9(g) for delivery of the Proxy Access Notice), all information required to be provided pursuant to this Section 9 in connection with such Nomination, or the Eligible Stockholder or the Stockholder Nominee otherwise breaches or fails to comply in any material respect with its obligations or agreements set forth in this Section 9;

(B) the Board of Directors, acting in good faith, determines that the Eligible Stockholder (or any Constituent Holder) has made representations and warranties or provided other information to the Corporation in connection with such Nomination (including, without limitation, in the Proxy Access Notice) that was untrue, or ceases to be true, in any material respect or omitted, or omits, to state a material fact necessary to make the statements made therein not misleading;

(C) the Stockholder Nominee withdraws his or her consent or becomes unwilling or unable to serve on the Board of Directors; or

(D) any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Stockholder Nominee set forth herein;

(4) the Eligible Stockholder withdraws its Nomination;

(5) the Board of Directors, acting in good faith, after consultation with outside counsel, determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these bylaws or the Articles of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded; or

(6) the Stockholder Nominee:

(A) is not independent under the listing standards of the principal U.S. exchange upon which the securities of the Corporation are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, in each case, as determined by the Board of Directors, acting in good faith and after consultation with outside counsel;

(B) does not qualify as independent under the audit committee or compensation committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the Corporation are listed, or as a “non-employee director” under Rule 16b-3 (or any successor Rule) promulgated under the Exchange Act, in each case, as determined by the Board of Directors, acting in good faith and after consultation with outside counsel;

(C) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Act;

(D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years; or

(E) is or has been subject to any order, judgement, decree, event or circumstance specified in Rule 506(d)(1) (or any successor Rule) promulgated under the Securities Act of 1933, as amended, such that the exemption under Rule 506 (or any successor Rule) would be unavailable to the Corporation were the Stockholder Nominee a member of the Board of Directors.

(k) Notwithstanding anything to the contrary contained in this Section 9, the Board of Directors may declare a nomination to be invalid (and shall do so in the case of clauses (2) and (3) of this Section 9(k)), and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(1) the Board of Directors, acting in good faith, determines that the Eligible Stockholder has failed to continue to satisfy the eligibility requirements described in this Section 9;

(2) the Eligible Stockholder or the designated lead Constituent Holder, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 9;

(3) the Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors; or

(4) the Eligible Stockholder withdraws its Nomination.

(l) Notwithstanding anything to the contrary contained in this Section 9, the Corporation shall not be required to include in its proxy materials any Stockholder Nominee pursuant to this Section 9, such Nomination shall be disregarded, no vote on such Stockholder Nominee will occur (notwithstanding that proxies or votes in respect of such Nomination may have been received by the Corporation), and no stockholder who submits a Nomination shall be deemed to constitute an Eligible Stockholder for purposes of this Section 9, if such Stockholder Nominee or nominating stockholder, as the case may be, at any time during the three-year period immediately preceding the date of the Proxy Access Notice for such Nomination or at any time prior to the annual meeting, directly or indirectly, whether through an affiliate, associate or other intermediary, has initiated, financially sponsored, supported or otherwise actively participated in any initiative, campaign or other process seeking to (i) advance any agenda that is not directly related to the enhancement of stockholder value or (ii) restrict, eliminate or declare unlawful any business or operation of the Corporation or any of its subsidiaries that has generated revenue, positive earnings and/or net income in at least one fiscal quarter in the trailing four fiscal quarters, as disclosed in the most recent earnings press release or periodic report (on Form 10-Q or Form 10-K, as applicable) filed by the Corporation with the SEC immediately preceding such Proxy Access Notice.

(m) The number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders (including any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials but who is nominated by the Board of Directors as a Board of Directors nominee), together with any nominees who were previously elected to the Board of Directors as Stockholder Nominees at any of the preceding two annual meetings and who are re-nominated for election at such annual meeting by the Board of Directors and any Stockholder Nominee who was qualified for inclusion in the Corporation’s proxy materials but whose nomination is subsequently withdrawn, shall not exceed (the “Maximum Number”) the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered pursuant to this Section 9 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number below 20%. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 9 exceeds this Maximum Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the number (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as owned in its respective Proxy Access Notice submitted to the Corporation. If the Maximum Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 9(g) but before the date of the annual meeting, and the Board of Directors resolves to reduce its size in connection therewith, the Maximum Number shall be calculated based on the number of directors as so reduced.

(n) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 9 for the next two annual meetings.

(o) Except as otherwise provided in Rule 14a-19 promulgated under the Exchange Act, this Section 9 provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials.

(p) The interpretation of, and compliance with, any provision of this Section 9, including the representations, warranties and covenants contained herein, shall be determined by the Board of Directors or, in the discretion of the Board of Directors, one or more of its designees, in each case acting reasonably and in good faith.

ARTICLE III — BOARD OF DIRECTORS

Section 1 — Powers.

Subject to limitations of the Articles of Incorporation and statute as to action to be authorized or approved by the stockholders, and subject to the duties of directors as prescribed by these bylaws, the business of the Corporation shall be managed under the direction of the Board of Directors and the Board of Directors shall have full control over the affairs of the Corporation. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the directors shall have the following powers:

First — To select the officers of the Corporation and remove all the officers, agents, and employees of the Corporation; prescribe such powers and duties for them as may not be inconsistent with law, with the Articles of Incorporation, or these bylaws; fix their compensation; and require from them security for faithful service.

Second — To conduct, manage, and control the affairs and business of the Corporation and to make such rules and regulations therefor not inconsistent with law, or with the Articles of Incorporation, or these bylaws, as they may deem best.

Third — To change the principal executive office and principal office for the transaction of the business of the Corporation from one location to another; to fix and locate from time to time one or more subsidiary offices of the Corporation within or without the state of Nevada; to designate any place within or without the state of Nevada for the holding of any stockholders’ meeting or meetings; and to adopt, make, and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of such seal and of such certificates from time to time, as in their judgment, they may deem best, provided such seal and such certificates shall at all times comply with the provisions of law.

Fourth — To authorize the issue of shares of stock of the Corporation from time to time, upon such terms as may be lawful.

Fifth — To borrow money and incur indebtedness for the purposes of the Corporation, and to cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations, or other evidences of debt and securities therefor.

Sixth — By resolution adopted by the Board of Directors, to designate one or more committees, each consisting of at least one director, to serve at the pleasure of the Board of Directors, and to prescribe the manner in which proceedings of such committee shall be conducted. Unless the Board of Directors shall otherwise prescribe the manner of proceedings of any such committee, meetings of any such committee may be regularly scheduled in advance and may be called at any time by a majority of the members thereof; otherwise, the provisions of these bylaws with respect to notice and conduct of meetings of the Board of Directors shall govern. Any such committee, to the extent provided in a resolution of the Board of Directors, may have all of the authority of the Board of Directors, except with respect to the following:

(i) the approval of any action for which state statute or the Articles of Incorporation also require stockholder approval;

(ii) the filing of vacancies of the Board of Directors or in any committee;

(iii) the adoption, amendment or repeal of bylaws;

(iv) the amendment or repeal of any resolution of the Board of Directors;

(v) any distribution to the stockholders, except at a rate or in a periodic amount or within a price range determined by the Board of Directors;

(vi) the appointment of other committees of the Board of Directors or the members thereof; and

(vii) the authorization of issuance of shares of stock of the Corporation or the grant of options or other rights to purchase shares of stock of the Corporation.

Section 2 — Number and Qualification of Directors.

The number of directors of the Corporation shall not be less than three nor more than 12 until changed by a bylaw amending this Section 2. The exact number of directors shall be increased or decreased from time to time, adopted by resolution by the Board of Directors.

Section 3 — Election and Term of Office.

Directors, who need not be stockholders, shall be elected at each annual meeting of stockholders. Each director shall hold office until the next annual meeting of stockholders, and until the director’s successor is elected and qualified, or until the director’s prior death, resignation, or removal.

Section 4 — Annual and Regular Meetings; Notice.

(a) A regular annual meeting of the Board of Directors shall be held immediately following the annual meeting of the stockholders, at the place of such annual meeting of stockholders or at such other place as the directors may determine.

(b) The Board of Directors, from time to time, may provide by resolution for the holding of other regular meetings of the Board of Directors, and may fix the date, time, and place thereof.

(c) Notice of any regular meeting of the Board of Directors shall not be required to be given, and, if given, need not specify the purpose of the meeting; provided, however, that in case the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be given to each director who shall not have been present at the meeting at which such change was made within the time limited, and in the manner set forth in Paragraph (b) Section 5 of this Article III, with respect to special meetings, unless such notice shall be waived in the manner set forth in Paragraph (c) of such Section 5.

Section 5 — Special Meetings; Notice.

(a) Special meetings of the Board of Directors shall be held whenever called by the President, the Chairman, or by a majority of the directors, at such date, time, and place as may be specified in the respective notices or waivers of notice thereof.

(b) Except as otherwise required by statute, notice of special meetings shall be mailed directly to each director, addressed to such director at such director’s residence or usual place of business at least four days before the day on which the meeting is to be held, or shall be sent to such director at such place by telegram, facsimile transmission, or e-mail, or shall be delivered to such director personally or given to such director orally, not later than the day before the day on which the meeting is to be held. A notice or waiver of notice need not specify the purpose of the meeting.

(c) Notice of any special meeting shall not be required to be given to any director who shall attend such meeting without protesting prior thereto or at its commencement, the lack of notice to such director, or who submits a signed waiver of notice, whether before or after the meeting. Notice of any adjourned meeting shall not be required to be given.

Section 6 — Chairman.

At all meetings of the Board of Directors, the Chairman of the Board, if any and if present, shall preside. If there shall be no Chairman, or the Chairman shall be absent, then a Chairman chosen by the directors shall preside.

Section 7 — Quorum and Adjournments.

(a) At all meetings of the Board of Directors, the presence of a majority of the entire Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise provided by law, by the Articles of Incorporation, or by these bylaws.

(b) A majority of the directors present at the time and place of any regular or special meeting, although less than a quorum, may adjourn the same from time to time without notice, until a quorum shall be present.

Section 8 — Manner of Acting.

(a) At all meetings of the Board of Directors, each director present shall have one vote, irrespective of the number of shares of stock, if any, which such director may hold.

(b) Except as otherwise provided by statute, by the Articles of Incorporation, or by these bylaws, the action of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

(c) Unless otherwise required by the Articles of Incorporation or statute, any action required or permitted to be taken at any meeting of the Board of Directors or any Committee thereof may be taken without a meeting if a written consent thereto is signed by all the members of the Board of Directors or Committee. Such written consent shall be filed with the minutes of the proceedings of the Board of Directors or Committee.

(d) Unless otherwise prohibited by the Articles of Incorporation or statute, members of the Board of Directors or of any Committee of the Board of Directors may participate in a meeting of the Board of Directors or Committee through electronic communications, videoconferencing, teleconferencing or other available technology if the Corporation has implemented reasonable measures to: (i) verify the identity of each person participating through such means as a director; and (ii) provide the directors a reasonable opportunity to participate in the meeting and to vote on matters submitted to the directors, including an opportunity to communicate and to read and hear the proceedings of the meeting in a substantially concurrent manner with such proceedings. Such participation constitutes the presence of all of the participating persons at such meeting, and each person participating in the meeting shall sign the minutes thereof, which may be signed in counterparts.

Section 9 — Vacancies.

Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the powers, designations, preferences, limitations, restrictions, and relative rights of any preferred stock of the Corporation, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled solely by the affirmative vote of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director.

Section 10 — Resignation.

Any director may resign at any time by giving written notice to the Board of Directors. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors, and the acceptance of such resignation shall not be necessary to make it effective.

Section 11 — Removal.

Except as otherwise provided by law, any director may be removed with or without cause at any time by the affirmative vote of stockholders holding of record in the aggregate at least two-thirds of the outstanding shares of stock of the Corporation at a meeting of the stockholders called for that purpose.

Section 12 — Compensation.

Directors, and members of any committee of the Board of Directors, shall be entitled to such reasonable compensation for their services as directors, as members of any such committee, or in any other capacity as shall be fixed from time to time by resolution of the Board of Directors or a committee of the Board of Directors and shall also be entitled to reimbursement for any reasonable expenses incurred in attending such meetings. The compensation of directors may be on such basis as is determined by the resolution of the Board of Directors or a committee of the Board of Directors. Any director receiving compensation under these provisions shall not be barred from serving the Corporation in any other capacity and receiving reasonable compensation for such other services.

Section 13 — Contracts.

(a) No contract or other transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any corporation, firm, or association in which one or more of the directors or officers of the Corporation is a director or officer or is financially interested, shall be affected, impaired, invalidated, void, or voidable solely for this reason or solely because any such director or officer is present at the meeting of the Board of Directors or a committee thereof that authorizes or approves the contract or transaction, or because such director or officer joins in the signing of a written contract that authorizes or approves the contract or transaction or because the vote of any common or interested director is counted for such purpose, if the circumstances specified in any of the following paragraphs exist:

(i) The fact of the common directorship, office, or financial interest is known to the Board of Directors or committee, and the Board of Directors or committee authorizes, approves, or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors; or

(ii) The fact of the common directorship, office, or financial interest is known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote of stockholders holding a majority of the shares entitled to vote; or

(iii) The fact of the common directorship, office, or financial interest is not known to the director or officer at the time the transaction is brought before the Board of Directors or committee for action; or

(iv) The contract or transaction is fair as to the Corporation at the time it is authorized or approved.

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof that authorizes, approves, or ratifies a contract or transaction, and if the votes of tile common or interested directors are not counted at such meeting, then a majority of the disinterested directors may authorize, approve, or ratify a contract or transaction.

Section 14 — Loans to Officers and Directors.

Except as otherwise prohibited by law, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of any subsidiary of the Corporation, including any officer or employee who is a director of the Corporation or any subsidiary, whenever, in the judgment of the Board of Directors, such loan, guaranty, or assistance may reasonably be expected to benefit the Corporation. Such loan, guaranty, or other assistance may be with or without interest and may be unsecured or secured in such manner as the Board of Directors shall approve, including, without limitation, by a pledge of shares of the Corporation. The authority of the Board of Directors may be general or confined to specific instances, and the Board of Directors may delegate to a committee of the Board of Directors the power to grant, administer, and determine the terms and condition of any loan, guaranty, or assistance to be made or given pursuant to a general authorization of the Board of Directors.

Section 15 — Indemnification.

(a) The Corporation shall, to the maximum extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an Agent of the Corporation, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person. For purposes of this Section 15, the term “Agent” shall include any person who is or was a director, officer or director level or above (as shown in the Corporation’s or the applicable consolidated subsidiary’s human resources records) employee of the Corporation or any of its consolidated subsidiaries or, while a director, officer or director level or above (as shown on the Corporation’s or the applicable consolidated subsidiary’s human resources records) of the Corporation or any of its consolidated subsidiaries, is or was serving at the request of the Corporation or any of its consolidated subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, joint venture, trust, or employee benefit plan; service “at the request of the Corporation” shall include service as a director, officer, employee, or agent of another corporation, joint venture, trust, or other enterprise that imposes duties on, or involves services by, such Agent with respect to any other enterprise or any employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to any employee benefit plan that such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation. Expenses incurred in defending any such action, suit, or proceeding by any person who the Corporation is required to indemnify as set forth above shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it should ultimately be determined that such person was not entitled to be indemnified by the Corporation. The rights provided to any person by this Section 15 shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as an Agent of the Corporation. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an Agent of the Corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(b) The provisions of this Section 15 shall be deemed to be a contract between the Corporation and each such person who serves in any such capacity at any time while this Section and the relevant provisions of NRS Chapter 78 or other applicable laws, if any, are in effect. Any right to indemnification or to advancement of expenses arising under this Section shall not be eliminated or impaired by any amendment, repeal, or modification of this Section 15 after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit, or proceeding for which indemnification or advancement of expenses is sought. The Corporation shall also enter into such express agreements as the Board of Directors deems appropriate for the indemnification of present or future Agents of the Corporation, consistent with the Articles of Incorporation, these bylaws, and applicable law.

Section 16 — Insurance.

Upon a determination of the Board of Directors to purchase liability insurance, this Corporation shall purchase and maintain insurance on behalf of each Agent identified by the Board of Directors against any liability asserted against or incurred by the Agent in such capacity or arising out of the Agent’s status as such whether or not this Corporation would have the power to indemnify the Agent against such liability under the provisions of Section 15.

Section 17 — Transfer Agents and Registrars.

The Board of Directors may appoint one or more transfer agents or transfer clerks, and one or more registrars, either domestic or foreign, which shall be appointed at such times and places as the requirements of the Corporation may necessitate and the Board of Directors may designate.

ARTICLE IV — OFFICERS

Section 1 — Number, Qualifications, Election and Term of Office.

(a) The “executive officers” of the Corporation shall consist of a President, Secretary, Treasurer and such other officers as may be elected by the Board of Directors from time to time, including, without limitation, a Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer and one or more Vice Presidents. The Board of Directors or the President may from time to time appoint such other officers (who shall be the “appointed officers”) of the Corporation, provided that any such appointment by the President is reported to the Board of Directors. As used in these bylaws, “officer” of the Corporation shall refer to the executive and/or appointed officers of the Corporation, as the context may require. Any officer other than the Chairman of the Board of Directors may be, but is not required to be, a director of the Corporation. Any two or more offices may be held by the same person.

(b) The executive officers of the Corporation shall be elected by the Board of Directors at the regular annual meeting of the Board of Directors following the annual meeting of stockholders or at any special meeting of the Board of Directors and the appointed officers of the Corporation shall be appointed from time to time by the Board of Directors or the President.

(c) Each executive officer shall hold office until the annual meeting of the Board of Directors next succeeding his or her election, and until his or her successor shall have been elected and qualified, or until his or her death, resignation, or removal. Each appointed officer shall hold office until his or her successor shall have been appointed and qualified, or until his or her death, resignation, or removal.

Section 2 — Resignation.

Any officer may resign at any time by giving written notice of such resignation to the Board of Directors or to the President or the Secretary of the Corporation. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors or by such officer, and the acceptance of such resignation shall not be necessary to make it effective.

Section 3 — Removal.

Any executive officer may be removed, either with or without cause, and a successor elected by a majority vote of the Board of Directors at any time. Any appointed officer may be removed, either with or without cause, by a majority vote of the Board of Directors or the President, and a successor appointed by the Board of Directors or the President at any time.

Section 4 — Vacancies.

A vacancy in any executive office by reason of death, resignation, inability to act, disqualification, or any other cause, may at any time be filled for the unexpired portion of the term by a majority vote of the Board of Directors. A vacancy in any appointed office by reason of death, resignation, inability to act, disqualification, or any other cause, may at any time be filled for the unexpired portion of the term by the Board of Directors or the President.

Section 5 — Duties of Officers.

(a) Chairman of the Board. The Chairman of the Board shall, when present, preside at all meetings of the stockholders and of the Board of Directors and shall have such other powers and duties as may be delegated to the Chairman of the Board by the Board of Directors. The Chairman of the Board may from time to time, with the approval of a majority of the Board of Directors, delegate to the President, the duties of presiding at meetings of stockholders and of the Board of Directors.

(b) President. In the absence or incapacity of the Chairman of the Board, the President shall perform all the duties and functions and shall have all the powers of the Chairman of the Board. The President shall have the power to execute certificates for shares of stock and other documents as is normally accorded the President and chief executive officer of a Corporation under Nevada and other applicable law. The President shall perform such other duties as may be prescribed by the Board of Directors from time to time.

(d) Vice President. The Vice Presidents shall have such powers and perform such duties as from time to time may be prescribed for them respectively by the Board of Directors.

(e) Secretary. The Secretary shall record or cause to be recorded, and shall keep or cause to be kept, at the principal executive office and such other place as the Board of Directors may order, a book of minutes of actions taken at all meetings of directors and stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors’ meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.

The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Corporation’s transfer agent, a share register, or a duplicate share register, showing the names of the stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

The Secretary shall give, or cause to be given, notice of all the meetings of the stockholders and of the Board of Directors required by the bylaws or by law to be given, and shall keep the seal of the Corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these bylaws.

(f) Treasurer. The Treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus, and shares. The books of account shall at all reasonable times be open to inspection by any director.

The Treasurer shall deposit, or cause to be deposited, all monies and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the Chairman of the Board, the President, and the Board of Directors, whenever they request it, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these bylaws.

Section 6 — Salaries.

The salaries for the principal officers of the Corporation shall be fixed, from time to time, by the Board of Directors or by a duly constituted committee of the Board of Directors. No officer shall be disqualified from receiving a salary by reason of his or her also being a director of the Corporation.

Section 7 — Sureties and Bonds.

In case the Board of Directors shall so require, any officer, employee, or agent of the Corporation shall execute to the Corporation a bond in such sum, and with such surety or sureties as the Board of Directors may direct, conditioned upon the faithful performance of such person’s duties to the Corporation, including responsibility for negligence and for the accounting for all property, funds, or securities of the Corporation that may come into such person’s hands.

Section 8 — Shares of Stock of Other Corporations.

Whenever the Corporation is the holder of shares of stock of any other corporation, any right or power of the Corporation as such stockholder (including the attendance, acting, and voting at stockholders’ meetings and execution of waivers, consents, proxies, or other instruments) may be exercised on behalf of the Corporation by the President, any Vice President, or such other person as the Board of Directors may authorize.

ARTICLE V — SHARES OF STOCK

Section 1 — Certificates of Stock.

(a) The Corporation is authorized to issue shares of common stock of the Corporation in certificated or uncertificated form. The shares of the common stock of the Corporation shall be registered on the books of the Corporation in the order in which they shall be issued. Any certificates for shares of the common stock, and any other shares of capital stock of the Corporation represented by certificates, shall be numbered, shall be signed by the Chairman of the Board of Directors, the President, or a Vice President, and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer. Any or all of the signatures on a certificate may be a facsimile signature. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he, she, or it were such officer, transfer agent, or registrar at the date of issue. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send, or cause to be sent, to the record owner thereof a written statement setting forth the name of the Corporation, the name of the stockholder, the number and class of shares, and a summary of the designations, relative rights, preferences, and limitations applicable to such class of shares and the variations in rights, preferences, and limitations determined for each series within a class (and the authority of the Board of Directors to determine variations for future series), and a full statement of any restrictions on the transfer or registration of such shares. Each stock certificate must set forth the same information or, alternatively, may state conspicuously on its front or back that the Corporation will furnish the stockholders a full statement of this information on request and without charge. Every stock certificate representing shares that are restricted as to the sale, disposition, or transfer of such shares shall also indicate that such shares are restricted as to transfer and there shall be set forth or fairly summarized upon the certificate, or the certificate shall indicate that the Corporation will furnish to any stockholders upon request and without charge, a full statement of such restriction. If the Corporation issues any certificated shares that are not registered under the Securities Act of 1933, as amended, and registered or qualified under the applicable state securities laws, the transfer of any such shares shall be restricted substantially in accordance with the following legend:

“THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.”

(b) No certificate representing shares of stock shall be issued until the full amount of consideration therefor has been paid, except as otherwise permitted by law.

(c) To the extent permitted by law, the Board of Directors may authorize the issuance of certificates or uncertificated shares representing fractions of a share of stock that shall entitle the holder to exercise voting rights, receive dividends, and participate in liquidating distributions, in proportion to the fractional holdings; or it may authorize the payment in cash of the fair value of fractions of a share of stock as of the time when those entitled to receive such fractions are determined; or it may authorize the issuance, subject to such conditions as may be permitted by law, of scrip in registered or bearer form over the signature of an officer or agent of the Corporation, exchangeable as therein provided for full shares of stock, but such scrip shall not entitle the holder to any rights of a stockholder, except as therein provided.

Section 2 — Lost or Destroyed Certificates.

The Board of Directors may require from any person who claims their stock certificate has been lost, stolen, or destroyed an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Board of Directors may, in its discretion and as a condition precedent to the issuance of either a new stock certificate or uncertificated shares, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond or other security sufficient to indemnify the Corporation against any claim that may be made against the Corporation for the alleged loss, theft or destruction of a certificate, or the issuance of a new certificate or uncertificated shares.

Section 3 — Transfers of Shares.

(a) Transfers of shares shall be made upon the books of the Corporation (i) only by the holder of record thereof, or by a duly authorized agent, transferee, or legal representative and (ii) in the case of certificated shares, upon the surrender to the Corporation of the certificate or certificates for such shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

(b) The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable, or other claim to, or interest in, such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

Section 4 — Record Date.

In lieu of closing the stock ledger of the Corporation, the Board of Directors may fix, in advance, a date not exceeding 60 days, nor less than 10 days, as the record date for the determination of stockholders entitled to receive notice of, or to vote at, any meeting of stockholders, or for the purpose of determining stockholders entitled to receive payment of any dividends, or allotment of any rights, or for the purpose of any other action. If no record date is fixed, the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which the first notice is given, or, if notice is waived, at the close of business on the day before the meeting is held; the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the resolution of the directors relating thereto is adopted. When a determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders has been made as provided for herein, such determination shall apply to any adjournment thereof, unless the directors fix a new record date for the adjourned meeting.

Section 5 — Stockholders of Record.

Voting by stockholders shall in all cases be subject to the following provisions:

(a) Shares held by an administrator, executor, guardian, conservator, or custodian may be voted by such holder either in person or by proxy, without a transfer of such shares into the holder’s name; and shares standing in the name of a trustee may be voted by the trustee, either in person or by proxy, but no trustee shall be entitled to vote shares held by such trustee without a transfer of such shares into the trustee’s name.

(b) Shares standing in the name of a receiver may be voted by such receiver; and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into the receiver’s name if authority to do so is contained in the order of the court by which such receiver was appointed.

(c) Subject to the provisions of applicable law, and except where otherwise agreed in writing between the parties, a stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

(d) Shares standing in the name of a minor may be voted and the Corporation may treat all rights incident thereto as exercisable by the minor, in person or by proxy, whether or not the Corporation has notice, actual or constructive, of the non-age, unless a guardian of the minor’s property has been appointed and written notice of such appointment given to the Corporation.

(e) Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy holder as the bylaws of such other corporation may prescribe or, in the absence of such provision, as the Board of Directors of such other corporation may determine or, in the absence of such determination, by the chairman of the board, president, or any vice president of such other corporation, or by any other person authorized to do so by the Board of Directors, president, or any vice president of such other corporation. Shares that are purported to be voted or any proxy purported to be executed in the name of a corporation (whether or not any title of the person signing is indicated), shall be presumed to be voted or the proxy executed in accordance with the provisions of this subdivision, unless the contrary is shown.

(f) Shares of the Corporation owned by any subsidiary shall not be entitled to vote on any matter.

(g) If shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, husband and wife as community property, tenants by the entirety, voting trustees, persons entitled to vote under a stockholder voting agreement, or otherwise, or if two or more persons (including proxy holders) have the same fiduciary relationship respecting the same shares, unless the Secretary of the Corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointment them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(i) If only one votes, such act binds all;

(ii) If more than one votes, the act of the majority so voting binds all; and

(iii) If more than one votes, but the vote is evenly split on any particular matter, each faction may vote the shares in question proportionately. If the instrument so filed or the registration of the shares shows that any such tenancy is held in unequal interests, a majority or even split for the purpose of this section shall be a majority or even split in interest.

Section 6 — Transfer Agent and Registrar.

The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars, and may require all certificates for shares to bear the signature or signatures of any of them.

ARTICLE VI — MISCELLANEOUS

Section 1 — Checks, Drafts, Etc.

All checks, drafts, or other orders for payment of money, notes, or other evidences of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board of Directors.

Section 2 — Contracts, Etc., How Executed.

The Board of Directors, except as in the bylaws otherwise provided, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances; and, unless so authorized by the Board of Directors, no officer, agent, or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose of for any amount. Subject to the provisions of applicable law, any note, mortgage, evidence of indebtedness, contract, share certificate, conveyance, or other instrument in writing and any assignment or endorsements thereof executed or entered into between the Corporation and any other person, when signed by the Chairman of the Board, the President, or any Vice President, and the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer of the Corporation shall be valid and binding on the Corporation in the absence of actual knowledge on the part of the other person that the signing officers had not authority to execute the same.

Section 3 — Seal.

The Corporation shall adopt and use a corporate seal consisting of a circle setting forth on its circumference the name of the Corporation and showing the state of incorporation.

Section 4 — Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 5 — Loans.

No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors; such authority may be general or confined to specific instances.

Section 6 — Deposits.

The Board of Directors shall select banks, trust companies, or other depositories in which all funds of the Corporation not otherwise employed shall, from time to time, be deposited to the credit of the Corporation.

Section 7 — Dividends.

Subject to applicable law, dividends may be declared and paid out of any funds available therefor, as often, in such amounts, and at such time or times as the Board of Directors may determine.

Section 8 — Construction and Definitions.

Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the laws of the state of Nevada shall govern the construction of these bylaws. Without limiting the generality of the foregoing, the masculine gender includes the feminine and neuter, the singular number includes the plural and the plural number includes the singular, and the term “person” includes a corporation as well as a natural person.

ARTICLE VII — AMENDMENTS

The Board of Directors shall have the power to make, adopt, alter, amend, or repeal, from time to time, the bylaws of the Corporation.

ARTICLE VIII — FORUM FOR ADJUDICATION OF DISPUTES

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the state and federal courts in Nevada shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Articles of Incorporation or these bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or these bylaws. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.